Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Third Quarter 2024 Results and

Declares $0.10 Quarterly Cash Dividend

Third Quarter Performance Highlights

●	Net Income: Net income for the quarter ended September 30, 2024 totaled $3.5 million or $0.48 per diluted share (including Series A preferred shares). Adjusted (non-GAAP) net income (excluding severance and retirement expenses) was $3.7 million or $0.50 per diluted share for the quarter ended September 30, 2024.
●	Record Non-interest Income: The Company reported record non-interest income of $4.0 million for the quarter ended September 30, 2024, an increase of $0.3 million or 9.17% from the quarter ended June 30, 2024 and $0.2 million or 6.66% from the quarter ended September 30, 2023.
●	Net Interest Income: Net interest income was $13.1 million for the quarter ended September 30, 2024, an increase of $1.3 million, or 11.04% from the September 30, 2023 quarter.
●	Net Interest Margin: The Company’s net interest margin during the quarter ended September 30, 2024 increased to 2.37% from 2.29% in the quarter ended September 30, 2023.
●	Strong Liquidity Position: At September 30, 2024, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $637.1 million or approximately 240% of uninsured deposit balances.
●	Deposit Activity: Core deposits, consisting of Demand, NOW, Savings and Money Market, increased $71.0 million or 5.14% from December 31, 2023. Total deposits increased $52.9 million or 2.78% from December 31, 2023. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 86% of total deposits at September 30, 2024.
●	Loan Growth: Loans totaled $2.01 billion, a net increase of $48.6 million or 3.31% annualized, from December 31, 2023. The Company’s commercial real estate concentration ratio continued to improve, decreasing to 397% of capital at September 30, 2024 from 432% of capital at December 31, 2023 and 448% of capital at September 30, 2023. The Company continues to focus loan growth primarily in residential loan products originated for sale to specific buyers in the secondary market, C&I and SBA loans, which strategically enhances our management of liquidity and capital while producing additional non-interest income.

●	Asset Quality: At September 30, 2024, the Bank’s asset quality remained solid with non-performing loans totaling $15.5 million, representing 0.77% of the total loan portfolio, and the allowance for credit losses equaling 1.17% of total loans. Loans secured by office space accounted for 2.27% of the total loan portfolio with a total balance of $45.5 million, of which less than 1% is located in Manhattan.
●	Banking Initiatives: At September 30, 2024, the Company’s banking initiatives reflected continuing momentum:
o	SBA & USDA Banking: Gains on sale of SBA loans totaled $2.4 million for the quarter ended September 30, 2024, representing a 63.83% increase over the comparable 2023 quarter. Total SBA loans sold were $27.1 million for the quarter ended September 30, 2024, representing a 47.00% increase over the comparable 2023 quarter. Premiums earned on the sale of SBA loans increased to 9.59% for the quarter ended September 30, 2024 from 8.66% for the quarter ended September 30, 2023.
o	C&I Banking/Hauppauge Business Banking Center: The C&I Banking Team and the Hauppauge Business Banking Center increased deposits to $96.0 million as of September 30, 2024 from $36.1 million at September 30, 2023. Loan originations tied to this office were $8 million during the quarter. Momentum continues to build with current deposits of $105 million and deposit and C&I loan pipelines related to this office of $43 million and $104 million, respectively.
o	Residential Lending: The Bank continues to originate loans for its portfolio while developing the flow origination program launched in late 2023. Of the $27.3 million in closed loans originated in the quarter ended September 30, 2024, $7.4 million were originated for the Bank’s portfolio and reflected a weighted average yield of 7.59% before origination and other fees, which average 50-100 bps per loan, and a weighted average LTV of 61%.
●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) was $23.28 at September 30, 2024 compared to $22.51 at December 31, 2023.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on November 13, 2024 to stockholders of record on November 6, 2024.
●	Port Jefferson Branch: The Company has received regulatory approval for the opening of a full-service branch in Port Jefferson, New York. Business development staff have already joined the Company in anticipation of the opening of this location. The Bank expects this site to be fully operational in the first quarter of 2025.

Mineola, NY – October 23, 2024 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter ended September 30, 2024 and the declaration of a $0.10 per share cash dividend on both common and Series A preferred shares payable on November 13, 2024 to stockholders of record on November 6, 2024.

Earnings Summary for the Quarter Ended September 30, 2024

The Company reported net income for each of the quarters ended September 30, 2024 and 2023 of $3.5 million or $0.48 per diluted share (including Series A preferred shares).  The Company recorded adjusted (non-GAAP) net income (excluding severance and retirement expenses) of $3.7 million or $0.50 per diluted share in the quarter ended September 30, 2024, versus adjusted (non-GAAP) net income (excluding a litigation settlement payment) of $2.8 million or $0.38 per diluted share in the comparable 2023 quarter.  Returns on average assets, average stockholders’ equity and average tangible equity were 0.62%, 7.35% and 8.19%, respectively, for the quarter ended September 30, 2024, versus 0.66%, 7.58% and 8.47%, respectively, for the comparable quarter of 2023.  Adjusted (non-GAAP) returns, exclusive of severance and retirement expenses on average assets, average stockholders’ equity and average tangible equity were 0.65%, 7.69% and 8.56%, respectively, in the quarter ended September 30, 2024, versus 0.53%, 6.00% and 6.71%, respectively, in the comparable 2023 quarter, exclusive of a litigation settlement payment.

While net interest income and non-interest income increased during the quarter ended September 30, 2024 compared to the September 30, 2023 quarter, this was offset by an increase in non-interest expenses, particularly compensation and benefits, resulting in flat earnings between these periods.  The increase in non-interest income is primarily related to the increase in the gain on sale of loans held-for-sale which was partially offset by a decrease in other operating income.  In the September 30, 2023 quarter, the Company settled ongoing litigation and received a settlement payment of $975 thousand which was recorded in other operating income.  Included in compensation and benefits expense in the third quarter of 2024 was expense related to additional staff for the SBA, C&I Banking and Operations teams and severance payments in August 2024 paid in connection with a loan personnel restructuring initiative.  These expenses were offset by lower incentive compensation expense resulting from reduced projected lending activity and lower deferred loan origination costs.

Net interest income was $13.1 million for the quarter ended September 30, 2024, an increase of $1.3 million, or 11.04%, versus the comparable 2023 quarter due to improvement of the Company’s net interest margin to 2.37% in the 2024 quarter from 2.29% in the comparable 2023 quarter.  The yield on interest earning assets increased to 6.17% in the 2024 quarter from 5.61% in the comparable 2023 quarter, an increase of 56 basis points that was partially offset by a 58 basis point increase in the cost of interest-bearing liabilities to 4.53% in 2024 from 3.95% in the third quarter of 2023.

Earnings Summary for the Nine Months Ended September 30, 2024

For the nine months ended September 30, 2024, the Company reported net income of $8.4 million or $1.14 per diluted share (including Series A preferred shares), versus $9.8 million or $1.33 per diluted share (including Series A preferred shares) in the comparable 2023 nine-month period.  The Company recorded adjusted (non-GAAP) net income (excluding severance and retirement expenses) of $8.6 million or $1.16 per diluted share for the nine months ended September 30, 2024, versus adjusted (non-GAAP) net income (excluding severance and retirement expenses and a litigation settlement payment) of $9.4 million or $1.27 per diluted share in the comparable 2023 nine-month period.

The decrease in net income recorded for the nine months ended September 30, 2024 from the comparable 2023 period resulted from an increase in the provision for credit losses and an increase in non-interest expense, which were partially offset by an increase in non-interest income, consisting primarily of gain on sale of loans held-for-sale.  The increase in non-interest expense was primarily attributed to additional staff for the SBA, C&I Banking and Operations teams.  The Company’s effective tax rate decreased to 24.50% for the nine months ended September 30, 2024 from 26.03% in the comparable 2023 period.

Net interest income was $39.3 million for the nine months ended September 30, 2024, a slight increase of $0.1 million, or 0.14% from the comparable 2023 period.  The Company’s net interest margin was 2.41% in the 2024 period and 2.65% in the comparable 2023 period.  The yield on interest earning assets increased to 6.14% in the 2024 period from 5.58% in the comparable 2023 period, an increase of 56 basis points that was offset by a 95 basis point increase in the cost of interest-bearing liabilities to 4.45% in 2024 from 3.50% in the comparable 2023 period due to the rapid and significant rise in interest rates.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results: “We are pleased with third-quarter results, which reflect the benefits of our diversified revenue streams.  Strategic expansion of our C&I banking and government guaranteed lending  initiatives continue to deliver sustained results. The success of our Hauppauge Business Banking Center over the last 16 months has yielded exceptional results as evidenced by over $100 million in deposits.  Our investment in diversifying our residential lending activities from portfolio originations to including flow originations is gaining momentum.  The continued decline in interest rates forecast by many economists is expected to provide sustained net interest margin expansion over the near term,  having an anticipated positive impact on earnings.  We believe these factors, coupled with our commitment to efficiency across our organization, position us for continued growth and opportunity, particularly in a market with continued consolidation.  We continue to strategically seek opportunities to recruit talent and expand our footprint in the underserved Long Island community and wider New York City markets.”

Balance Sheet Highlights

Total assets at September 30, 2024 were $2.33 billion versus $2.27 billion at December 31, 2023.  Total securities available for sale at September 30, 2024 were $98.4 million, an increase of $36.9 million from December 31, 2023, primarily driven by growth in U.S. Treasury securities, corporate bonds and mortgage-backed securities.

Total deposits at September 30, 2024 were $1.96 billion, an increase of $52.9 million or 2.78%, compared to $1.90 billion at December 31, 2023.  Our loan to deposit ratio was 102% at September 30, 2024 and 103% at December 31, 2023.

Although core deposits, comprised of Demand, NOW, Savings and Money Market, grew to $1.45 billion as of September 30, 2024 from $1.38 billion as of December 31, 2023, Demand deposit balances decreased from $207.8 million to $206.3 million during the same period.  This decrease was confined to deposits made by residential loan borrowers in anticipation of residential loan closings.  These funds comprise the equity residential borrowers are required to contribute to residential loan closings.  The volume of these deposits rise and fall in proportion to the volume of anticipated residential loan closings.  As the pace of residential lending increases, the volume of Demand deposits will increase accordingly.  Demand deposits, net of balances related to residential loan closings, grew to $181.8 million as of September 30, 2024 from $166.4 million as of December 31, 2023, an increase of 9.28%, underscoring the continued success of our C&I Banking vertical.

The Company had $366.2 million in total municipal deposits at September 30, 2024, at a weighted average rate of 4.24% versus $528.1 million at a weighted average rate of 4.62% at December 31, 2023.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal deposit base and currently services 39 customer relationships.

Total borrowings at September 30, 2024 were $125.8 million, with a weighted average rate and term of 4.25% and 22 months, respectively.  At September 30, 2024 and December 31, 2023, the Company had $107.8 million and $126.7 million, respectively, of term FHLB advances outstanding.  The Company had $18.0 million of FHLB overnight borrowings outstanding at September 30, 2024 and none at December 31, 2023.  At September 30, 2024 and December 31, 2023, the Company’s borrowings from the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) were $0 and $2.3 million, respectively.  The Company had no borrowings outstanding under lines of credit with correspondent banks at September 30, 2024 and December 31, 2023.  The Company utilizes a number of strategies to manage interest rate risk, including interest rate swap agreements which currently provide a benefit to net interest income.

Stockholders’ equity was $192.3 million at September 30, 2024 compared to $184.8 million at December 31, 2023.  The $7.5 million increase was primarily due to an increase of $6.2 million in retained earnings and a decrease of $0.3 million in accumulated other comprehensive loss.  The increase in retained earnings was due primarily to net income of $8.4 million for the nine months ended September 30, 2024, which was offset by $2.2 million of dividends declared.  The accumulated other comprehensive loss at September 30, 2024 was 1.10% of total equity and was comprised of a $1.0 million after tax net unrealized loss on the investment portfolio and a $1.1 million after tax net unrealized loss on derivatives.

Loan Portfolio

For the nine months ended September 30, 2024, the Bank’s loan portfolio grew to $2.01 billion, for an increase of $48.6 million or 3.31% annualized.  Growth was concentrated primarily in residential, SBA and C&I loans.  At September 30, 2024, the Company’s residential loan portfolio (including home equity) amounted to $745.9 million, with an average loan balance of $483 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate and multifamily loans totaled $1.09 billion at September 30, 2024, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 59%.  As will be discussed below, only approximately 37% of the multifamily portfolio is subject to rent regulation.  The Company’s commercial real estate concentration ratio continued to improve, decreasing to 397% of capital at September 30, 2024 from 432% of capital at December 31, 2023, with loans secured by office space accounting for 2.27% of the total loan portfolio and totaling $45.5 million.  The Company’s loan pipeline with executed term sheets at September 30, 2024 is approximately $142 million, with approximately 97% being niche-residential, conventional C&I and SBA and USDA lending opportunities.

Historically, the Bank generated additional income by strategically originating and selling residential and government guaranteed loans to other financial institutions at premiums, while also retaining servicing rights in some sales.  However, with the rapid increases in interest rates in recent years, the appetite among the Bank’s purchasers of residential loans for acquiring pools of loans declined, eliminating the Bank’s ability to sell residential loans in its portfolio on desirable terms.  Commencing in late 2023, the Bank initiated development of a flow origination program under which the Bank originates individual loans for sale to specific buyers, thereby positioning the Bank to resume residential loan sales and generate fee income to complement sale premiums earned from the sale of the guaranteed portion of SBA loans.  During the quarter ended September 30, 2024, the Company sold $16.5 million of residential loans under this program and recorded gains on sale of loans held-for-sale of $0.4 million.  We expect the volume of activity to increase as the year progresses and our flow pipeline continues to build.  Because we continue to prioritize the management of liquidity and capital, new business development is largely focused on flow originations over portfolio growth.

The Bank’s investment in government guaranteed lending continues to yield results.  During the quarters ended September 30, 2024 and 2023, the Company sold approximately $27.1 million and $18.4 million, respectively, in the government guaranteed portion of SBA loans and recorded gains on sale of loans held-for-sale of $2.4 million and $1.5 million, respectively.

Commercial Real Estate Statistics

A significant portion of the Bank’s commercial real estate portfolio consists of loans secured by Multi-Family and CRE-Investor owned real estate that are predominantly subject to fixed interest rates for an initial period of 5 years.  The Bank’s exposure to Land/Construction loans is minor at $9.5 million, all at floating interest rates, and CRE-owner occupied loans have a sizable mix of floating rates.  As shown below, these two portfolios have only 11% combined of loans maturing through the balance of 2024 and 2025, with 55% maturing in 2027 alone.

Multi-Family Market Rent Portfolio Fixed Rate Reset/Maturity Schedule					Multi-Family Stabilized Rent Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (loan data as of 9/30/24)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate	Calendar Period (loan data as of 9/30/24)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2024	3	$1,861	$620	7.07%	2024	4	$4,014	$1,004	5.43%
2025	9	15,977	1,775	4.16%	2025	14	19,438	1,388	4.57%
2026	36	119,170	3,310	3.66%	2026	20	43,147	2,157	3.67%
2027	72	178,368	2,477	4.31%	2027	53	125,417	2,366	4.22%
2028	18	29,980	1,666	6.16%	2028	11	9,966	906	7.12%
2029+	8	5,647	706	7.32%	2029+	5	2,326	465	6.40%
Fixed Rate	146	351,003	2,404	4.30%	Fixed Rate	107	204,308	1,909	4.33%
Floating Rate	3	457	152	9.56%	Floating Rate	1	1,804	1,804	6.25%
Total	149	$351,460	$2,359	4.32%	Total	108	$206,112	$1,908	4.34%

CRE Investor Portfolio Fixed Rate Reset/Maturity Schedule
Calendar Period (loan data as of 9/30/24)	# Loans	Total O/S ($000's omitted)	Avg O/S ($000's omitted)	Avg Interest Rate

2024	18	$30,965	$1,720	5.56%
2025	27	18,259	676	5.11%
2026	33	45,806	1,388	4.85%
2027	87	149,261	1,716	4.75%
2028	32	32,826	1,026	6.65%
2029+	16	6,519	407	6.15%
Fixed Rate	213	283,636	1,332	5.13%
Floating Rate	3	12,368	4,123	8.80%
Total CRE-Inv.	216	$296,004	$1,370	5.28%

Rental breakdown of Multi-Family portfolio

The table below segments our portfolio of loans secured by Multi-Family properties based on rental terms and location.  As shown below, 63% of the combined portfolio is secured by properties subject to free market rental terms, the dominant tenant type, and both the Market Rent and Stabilized Rent segments of our portfolio present very similar average borrower profiles.  The portfolio is primarily located in the New York City boroughs of Brooklyn, the Bronx and Queens.

Multi-Family Loan Portfolio - Loans by Rent Type
Rent Type	# Notes	Outstanding Loan Balance	% of Total Multi-Family	Avg Loan Size	LTV	Current DSCR	Avg # of Units
		($000's omitted)		($000's omitted)

Market	149	$351,460	63%	$2,359	61.8%	1.40	11
Location
Manhattan	7	$17,911	3%	$2,559	52.0%	1.63	15
Other NYC	94	$246,140	44%	$2,619	61.5%	1.39	10
Outside NYC	48	$87,409	16%	$1,821	64.8%	1.40	12

Stabilized	108	$206,112	37%	$1,908	63.1%	1.38	11
Location
Manhattan	7	$10,892	2%	$1,556	53.5%	1.49	15
Other NYC	89	$176,115	32%	$1,979	63.5%	1.38	11
Outside NYC	12	$19,105	3%	$1,592	64.7%	1.40	16

Office Property Exposure

The Bank’s exposure to the Office market is minor at $45 million (2% of all loans), has a 1.8x weighted average DSCR, a 54% weighted average LTV and less than $400 thousand of exposure in Manhattan.  The portfolio has no delinquencies, defaults or modifications.

Asset Quality and Allowance for Credit Losses

The Bank’s asset quality ratios remain solid.  At September 30, 2024, the Company reported $15.5 million in non-performing loans which represented 0.77% of total loans outstanding.  Non-performing loans were $14.5 million at December 31, 2023 and $15.8 million at June 30, 2024.

During the third quarter of 2024, the Bank recorded a provision for credit losses expense of $0.2 million.  The September 30, 2024, allowance for credit losses balance was $23.4 million versus $19.7 million at December 31, 2023 and $23.6 million at June 30, 2024.  The allowance for credit losses as a percent of total loans was 1.17% at September 30 and June 30, 2024, inclusive of a $2.5 million allowance on an individually analyzed loan, versus 1.00% at December 31, 2023, which does not include the aforementioned $2.5 million allowance.

Net Interest Margin

The Bank’s net interest margin increased to 2.37% for the quarter ended September 30, 2024 from 2.29% in the quarter ended September 30, 2023.  The increase from the prior year quarter was primarily related to the increase in the average yield on loans, partially offset by the increase in the average total cost of funds.  The Bank’s net interest margin was 2.46% in the quarter ended June 30, 2024, inclusive of $321 thousand or 6 bps related to an interest recovery on the sale of a non-performing loan.  There were no such recoveries in the current quarter.  Further, contributing to the decrease from the prior linked quarter was an increase in the total cost of interest-bearing deposits primarily related to the delayed timing of the Fed rate cut and our decision to ensure deposit retention via shorter duration products.  Despite the linked quarter margin compression, we believe the Company is well positioned for the current or more favorable interest rate environments.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is the bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover offers a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey, with a new branch opening in Port Jefferson, New York in the first quarter of 2025.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion, including the financial statements attached thereto, includes non-GAAP financial measures which include the Company’s adjusted net income, adjusted basic and diluted earnings per share, adjusted return on average assets, adjusted return on average equity, tangible common equity (“TCE”) ratio, TCE, tangible assets, tangible book value per share, return on average tangible equity and efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of and reconciliations of adjusted net income, TCE, tangible assets, TCE ratio and tangible book value per share, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of health emergencies or natural disasters on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	September 30,	June 30,	December 31,
	2024	2024	2023
Assets
Cash and cash equivalents	$141,231	$141,115	$177,207
Securities-available for sale, at fair value	98,359	98,813	61,419
Investments-held to maturity	3,828	3,902	4,041
Loans held for sale	16,721	11,615	8,332

Loans, net of deferred loan fees and costs	2,005,813	2,012,954	1,957,199
Less: allowance for credit losses	(23,406)	(23,644)	(19,658)
Loans, net	1,982,407	1,989,310	1,937,541

Goodwill	19,168	19,168	19,168
Premises & fixed assets	16,373	16,541	15,886
Operating lease assets	8,776	9,210	9,754
Other assets	40,951	41,424	36,712
Assets	$2,327,814	$2,331,098	$2,270,060

Liabilities and stockholders’ equity
Core deposits	$1,453,444	$1,477,824	$1,382,397
Time deposits	504,100	464,105	522,198
Total deposits	1,957,544	1,941,929	1,904,595

Borrowings	125,805	148,953	128,953
Subordinated debentures	24,675	24,662	24,635
Operating lease liabilities	9,472	9,911	10,459
Other liabilities	17,979	15,571	16,588
Liabilities	2,135,475	2,141,026	2,085,230

Stockholders’ equity	192,339	190,072	184,830
Liabilities and stockholders’ equity	$2,327,814	$2,331,098	$2,270,060

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Interest income	$34,113	$28,952	$99,965	$82,471
Interest expense	21,011	17,153	60,681	43,243
Net interest income	13,102	11,799	39,284	39,228
Provision for credit losses (1)	200	500	4,540	1,932
Net interest income after provision for credit losses	12,902	11,299	34,744	37,296

Loan servicing and fee income	960	681	2,709	2,031
Service charges on deposit accounts	123	75	333	212
Gain on sale of loans held-for-sale	2,834	1,468	7,926	3,515
Gain on sale of investments	—	—	4	—
Other operating income	37	1,483	180	1,679
Non-interest income	3,954	3,707	11,152	7,437

Compensation and benefits	6,840	5,351	18,901	16,320
Occupancy and equipment	1,799	1,758	5,412	4,882
Data processing	547	516	1,560	1,533
Professional fees	762	800	2,297	2,462
Federal deposit insurance premiums	360	386	1,043	1,101
Other operating expenses	1,930	1,506	5,499	5,152
Non-interest expense	12,238	10,317	34,712	31,450

Income before income taxes	4,618	4,689	11,184	13,283
Income tax expense	1,079	1,166	2,740	3,457

Net income	$3,539	$3,523	$8,444	$9,826

Earnings per share ("EPS"):(2)
Basic	$0.48	$0.48	$1.14	$1.34
Diluted	$0.48	$0.48	$1.14	$1.33

Average shares outstanding for basic EPS (2)(3)	7,411,064	7,327,345	7,395,758	7,327,836
Average shares outstanding for diluted EPS (2)(3)	7,436,068	7,407,483	7,420,415	7,407,954

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.
(2)	Calculation includes common stock and Series A preferred stock.
(3)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Interest income	$34,113	$33,420	$32,432	$31,155	$28,952
Interest expense	21,011	20,173	19,497	18,496	17,153
Net interest income	13,102	13,247	12,935	12,659	11,799
Provision for credit losses (1)	200	4,040	300	200	500
Net interest income after provision for credit losses	12,902	9,207	12,635	12,459	11,299

Loan servicing and fee income	960	836	913	778	681
Service charges on deposit accounts	123	114	96	85	75
Gain on sale of loans held-for-sale	2,834	2,586	2,506	2,326	1,468
Gain on sale of investments	—	4	—	—	—
Other operating income	37	82	61	65	1,483
Non-interest income	3,954	3,622	3,576	3,254	3,707

Compensation and benefits	6,840	6,499	5,562	5,242	5,351
Occupancy and equipment	1,799	1,843	1,770	1,746	1,758
Data processing	547	495	518	530	516
Professional fees	762	717	818	729	800
Federal deposit insurance premiums	360	365	318	375	386
Other operating expenses	1,930	1,751	1,818	2,048	1,506
Non-interest expense	12,238	11,670	10,804	10,670	10,317

Income before income taxes	4,618	1,159	5,407	5,043	4,689
Income tax expense	1,079	315	1,346	1,280	1,166

Net income	$3,539	$844	$4,061	$3,763	$3,523

Earnings per share ("EPS"):(2)
Basic	$0.48	$0.11	$0.55	$0.51	$0.48
Diluted	$0.48	$0.11	$0.55	$0.51	$0.48

Average shares outstanding for basic EPS (2)(3)	7,411,064	7,399,816	7,376,227	7,324,133	7,327,345
Average shares outstanding for diluted EPS (2)(3)	7,436,068	7,449,110	7,420,926	7,383,529	7,407,483

(1)	CECL was adopted effective 10/1/23. Prior periods were based on the incurred loss methodology.
(2)	Calculation includes common stock and Series A preferred stock.
(3)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2024	9/30/2023	9/30/2024	9/30/2023
ADJUSTED NET INCOME:
Net income, as reported	$3,539	$3,523	$8,444	$9,826
Adjustments:
Litigation settlement payment	—	(975)	—	(975)
Severance and retirement expenses	219	—	219	456
Total adjustments, before income taxes	219	(975)	219	(519)
Adjustment for reported effective income tax rate	55	(243)	55	(138)
Total adjustments, after income taxes	164	(732)	164	(381)
Adjusted net income	$3,703	$2,791	$8,608	$9,445
Basic earnings per share - adjusted	$0.50	$0.38	$1.16	$1.29
Diluted earnings per share - adjusted	$0.50	$0.38	$1.16	$1.27

ADJUSTED OPERATING EFFICIENCY RATIO (2):
Operating efficiency ratio, as reported	71.75%	66.53%	68.83%	67.39%
Adjustments:
Litigation settlement payment	—%	4.47%	—%	1.44%
Severance and retirement expenses	(1.28)%	—%	(0.43)%	(0.98)%
Adjusted operating efficiency ratio	70.47%	71.00%	68.40%	67.85%

ADJUSTED RETURN ON AVERAGE ASSETS	0.65%	0.53%	0.51%	0.62%
ADJUSTED RETURN ON AVERAGE EQUITY	7.69%	6.00%	6.04%	6.93%
ADJUSTED RETURN ON AVERAGE TANGIBLE EQUITY	8.56%	6.71%	6.73%	7.77%

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2024	9/30/2023	9/30/2024	9/30/2023
Profitability:
Return on average assets	0.62%	0.66%	0.50%	0.64%
Return on average equity (1)	7.35%	7.58%	5.93%	7.21%
Return on average tangible equity (1)	8.19%	8.47%	6.60%	8.08%
Pre-provision net revenue to average assets	0.85%	0.98%	0.94%	1.00%
Yield on average interest-earning assets	6.17%	5.61%	6.14%	5.58%
Cost of average interest-bearing liabilities	4.53%	3.95%	4.45%	3.50%
Net interest rate spread (2)	1.64%	1.66%	1.69%	2.08%
Net interest margin (3)	2.37%	2.29%	2.41%	2.65%
Non-interest expense to average assets	2.15%	1.94%	2.08%	2.06%
Operating efficiency ratio (4)	71.75%	66.53%	68.83%	67.39%

Average balances:
Interest-earning assets	$2,201,068	$2,046,502	$2,175,478	$1,975,584
Interest-bearing liabilities	1,847,177	1,723,235	1,822,613	1,653,908
Loans	2,019,384	1,840,900	2,006,142	1,802,349
Deposits	1,891,132	1,638,777	1,835,862	1,644,964
Borrowings	150,770	259,549	181,445	186,187

(1)	Includes common stock and Series A preferred stock.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Represents non-interest expense divided by the sum of net interest income and non-interest income excluding gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Asset quality:
Provision for credit losses - loans (1)	$200	$3,850	$300	$200
Net (charge-offs)/recoveries	(438)	(79)	(85)	677
Allowance for credit losses	23,406	23,644	19,873	19,658
Allowance for credit losses to total loans (2)	1.17%	1.17%	0.99%	1.00%
Non-performing loans	$15,469	$15,828	$14,878	$14,451
Non-performing loans/total loans	0.77%	0.79%	0.74%	0.74%
Non-performing loans/total assets	0.66%	0.68%	0.64%	0.64%
Allowance for credit losses/non-performing loans	151.31%	149.38%	133.57%	136.03%

Capital (Bank only):
Tier 1 Capital	$198,196	$195,703	$195,889	$193,324
Tier 1 leverage ratio	8.85%	8.89%	8.90%	9.08%
Common equity tier 1 capital ratio	12.99%	12.78%	12.99%	13.17%
Tier 1 risk based capital ratio	12.99%	12.78%	12.99%	13.17%
Total risk based capital ratio	14.24%	14.21%	14.19%	14.31%

Equity data:
Shares outstanding (3)	7,428,366	7,402,163	7,392,412	7,345,012
Stockholders’ equity	$192,339	$190,072	$189,543	$184,830
Book value per share (3)	25.89	25.68	25.64	25.16
Tangible common equity (3)	172,906	170,625	170,080	165,351
Tangible book value per share (3)	23.28	23.05	23.01	22.51
Tangible common equity (“TCE”) ratio (3)	7.49%	7.38%	7.43%	7.35%

(1)	Excludes $0, $190 thousand, $0 and $0 provision for credit losses on unfunded commitments for the quarters ended 9/30/24, 6/30/24, 3/31/24 and 12/31/23, respectively.
(2)	Calculation excludes loans held for sale.
(3)	lncludes common stock and Series A preferred stock.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	9/30/2024	6/30/2024	3/31/2024	12/31/2023
Loan distribution (1):
Residential mortgages	$719,037	$733,040	$730,017	$689,211
Multifamily	557,634	562,503	568,043	572,849
Commercial real estate	529,948	549,725	556,708	561,183
Commercial & industrial	171,899	139,209	123,419	107,912
Home equity	26,825	27,992	26,879	25,631
Consumer	470	485	449	413

Total loans	$2,005,813	$2,012,954	$2,005,515	$1,957,199

Sequential quarter growth rate	(0.35)%	0.37%	2.47%	4.41%

CRE concentration ratio	397%	403%	416%	432%

Loans sold during the quarter	$43,537	$35,302	$26,735	$29,740

Funding distribution:
Demand	$206,327	$199,835	$202,934	$207,781
N.O.W.	621,880	661,998	708,897	661,276
Savings	53,024	44,821	48,081	47,608
Money market	572,213	571,170	493,123	465,732
Total core deposits	1,453,444	1,477,824	1,453,035	1,382,397
Time	504,100	464,105	464,227	522,198
Total deposits	1,957,544	1,941,929	1,917,262	1,904,595
Borrowings	125,805	148,953	148,953	128,953
Subordinated debentures	24,675	24,662	24,648	24,635

Total funding sources	$2,108,024	$2,115,544	$2,090,863	$2,058,183

Sequential quarter growth rate - total deposits	0.80%	1.29%	0.67%	9.77%

Period-end core deposits/total deposits ratio	74.25%	76.10%	75.79%	72.58%

Period-end demand deposits/total deposits ratio	10.54%	10.29%	10.58%	10.91%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
Tangible common equity
Total equity (2)	$192,339	$190,072	$189,543	$184,830	$185,907
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(265)	(279)	(295)	(311)	(327)
Tangible common equity (2)	$172,906	$170,625	$170,080	$165,351	$166,412

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$172,906	$170,625	$170,080	$165,351	$166,412
Total assets	2,327,814	2,331,098	2,307,508	2,270,060	2,149,632
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(265)	(279)	(295)	(311)	(327)
Tangible assets	$2,308,381	$2,311,651	$2,288,045	$2,250,581	$2,130,137
TCE ratio (2)	7.49%	7.38%	7.43%	7.35%	7.81%

Tangible book value per share
Tangible equity (2)	$172,906	$170,625	$170,080	$165,351	$166,412
Shares outstanding (2)	7,428,366	7,402,163	7,392,412	7,345,012	7,320,419
Tangible book value per share (2)	$23.28	$23.05	$23.01	$22.51	$22.73

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended September 30, 2024 and 2023

(unaudited, dollars in thousands)

	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,019,384	$31,356	6.18%	$1,840,900	$26,059	5.62%
Investment securities	103,870	1,619	6.20%	15,232	198	5.16%
Interest-earning cash	69,204	934	5.37%	176,884	2,391	5.36%
FHLB stock and other investments	8,610	204	9.43%	13,486	304	8.94%
Total interest-earning assets	2,201,068	34,113	6.17%	2,046,502	28,952	5.61%
Non interest-earning assets:
Cash and due from banks	9,360			6,700
Other assets	50,730			53,638
Total assets	$2,261,158			$2,106,840

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,209,030	$13,941	4.59%	$985,625	$10,186	4.10%
Time deposits	487,377	5,546	4.53%	478,061	4,060	3.37%
Total savings and time deposits	1,696,407	19,487	4.57%	1,463,686	14,246	3.86%
Borrowings	126,104	1,198	3.78%	234,936	2,604	4.40%
Subordinated debentures	24,666	326	5.26%	24,613	303	4.88%
Total interest-bearing liabilities	1,847,177	21,011	4.53%	1,723,235	17,153	3.95%
Demand deposits	194,725			175,091
Other liabilities	27,826			23,994
Total liabilities	2,069,728			1,922,320
Stockholders’ equity	191,430			184,520
Total liabilities & stockholders’ equity	$2,261,158			$2,106,840
Net interest rate spread			1.64%			1.66%
Net interest income/margin		$13,102	2.37%		$11,799	2.29%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Nine Months Ended September 30, 2024 and 2023

(unaudited, dollars in thousands)

	2024			2023
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Assets:
Interest-earning assets:
Loans	$2,006,142	$92,217	6.14%	$1,802,349	$75,581	5.61%
Investment securities	99,363	4,610	6.20%	15,837	594	5.01%
Interest-earning cash	60,202	2,445	5.42%	147,423	5,673	5.14%
FHLB stock and other investments	9,771	693	9.47%	9,975	623	8.35%
Total interest-earning assets	2,175,478	99,965	6.14%	1,975,584	82,471	5.58%
Non interest-earning assets:
Cash and due from banks	8,431			8,238
Other assets	50,593			53,720
Total assets	$2,234,502			$2,037,542

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$1,162,587	$39,541	4.54%	$1,026,164	$27,883	3.63%
Time deposits	478,581	15,418	4.30%	441,557	9,657	2.92%
Total savings and time deposits	1,641,168	54,959	4.47%	1,467,721	37,540	3.42%
Borrowings	156,792	4,744	4.04%	161,588	4,732	3.92%
Subordinated debentures	24,653	978	5.30%	24,599	971	5.28%
Total interest-bearing liabilities	1,822,613	60,681	4.45%	1,653,908	43,243	3.50%
Demand deposits	194,694			177,243
Other liabilities	26,944			24,253
Total liabilities	2,044,251			1,855,404
Stockholders’ equity	190,251			182,138
Total liabilities & stockholders’ equity	$2,234,502			$2,037,542
Net interest rate spread			1.69%			2.08%
Net interest income/margin		$39,284	2.41%		$39,228	2.65%